SUBSIDIARIES OF USMX, INC.

                FORM 10-K - December 31, 1995

                         EXHIBIT 22



                                            Percent
   Subsidiary          Place of             Owned
                       Incorporation
   __________          _____________        _______

USMX of Alaska, Inc.   Alaska               100%

USMX  of Montana, Inc. Montana              100%

USMX of Nevada, Inc.   Nevada               100%

USMX of Utah, Inc.     Delaware             100%

USMX Mining, Inc.      British Columbia     100%

MXUS S.A. de C.V.      Mexico               100%

USMX de Costa
Rica C. V.             Costa Rica           100%

Compania Minera USMX
de Chile Limitada      Chile                100%

Southern Gold
Resources (USA), Inc.  Colorado             80%

Mega Minerals S.A.     Ecuador              100%